Exhibit 99.1

For:	Equinox Holdings, Inc.

Investor Contact:	Scott M. Rosen
Chief Operating Officer
(212) 774-6299
For Immediate Release
Christine Greany
Tidal Communications, Inc.
(203) 866-4401

EQUINOX HOLDINGS APPOINTS
NEW CHIEF FINANCIAL OFFICER

NEW YORK (March 31, 2005) - Equinox Holdings, Inc. today announced that Larry M. Segall, 50, has been appointed Chief Financial Officer, effective April 11, 2005.  Segall replaces Scott Rosen, who was named Chief Operating Officer of Equinox Holdings in January 2005.

Segall most recently spent 3 ½ years as Vice President and Controller of Paxar Corporation (NYSE:PXR), a global provider of merchandising systems to retailers and apparel manufacturers with sales of approximately $800 million.  Throughout his career Segall has held various financial posts at both private and public companies, including three years as Chief Financial Officer of Vitamin Shoppe Industries, Inc., where he led the IPO of VitaminShoppe.com and 12 years at Tiffany & Co. (NYSE:TIF), where he held positions of increasing responsibility in finance and logistics.  Segall is a Certified Public Accountant and holds an MBA from Pace University.

Harvey Spevak, Chief Executive Officer, stated, “Larry’s financial expertise and breadth of experience will be a tremendous asset as we continue to grow this business.  He has a strong financial, operational and entrepreneurial background that is well-suited to Equinox.  Together with the promotion of Scott Rosen, we have a solid team in place to continue building the Equinox brand.”

Equinox Holdings, Inc. operates upscale, full-service fitness clubs, catering to the middle- to upper-end market segment.  The company offers an integrated selection of Equinox-branded programs, services and products, including strength and cardio training, group fitness classes,

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personal training, spa services and products, apparel and food/juice bars.  Since its inception in 1991, Equinox has developed a lifestyle brand that represents service, value, quality, expertise, innovation, attention to detail, market leadership and results.  As of December 31, 2004, the company operated 24 Equinox fitness clubs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as “may,” “expects,” “should,” or similar expressions.  Because these forward-looking statements are based on management’s current estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in general economic conditions in the United States; changes in operations and prospects; the degree to which we are leveraged; the relative success and timing of our business strategies; our ability to execute and manage our growth strategy; adverse regional conditions; funding needs and financing sources; increased competition in the fitness industry; and actions of third parties, such as legislative bodies and government regulatory agencies.  We assume no obligation and do not intend to update these forward-looking statements.